PRESS RELEASE

AbbVie Reports First-Quarter 2021 Financial Results

•Reports First-Quarter Diluted EPS of $1.99 on a GAAP Basis; Adjusted Diluted EPS of $2.95

•Delivers First-Quarter Net Revenues of $13.010 Billion on a GAAP Basis, an Increase of 51.0 Percent on a Reported Basis; Adjusted Net Revenues Were $12.935 Billion

•First-Quarter Global Net Revenues from the Immunology Portfolio Were $5.744 Billion, an Increase of 12.9 Percent on a Reported Basis, or 11.8 Percent on an Operational Basis; U.S. Humira Net Revenues Were $3.907 Billion, an Increase of 6.9 Percent; Internationally, Humira Net Revenues Were $960 Million, a Decrease of 8.3 Percent on a Reported Basis, or 12.6 Percent on an Operational Basis, Due to Biosimilar Competition; Global Skyrizi Net Revenues Were $574 Million; Global Rinvoq Net Revenues Were $303 Million

•First-Quarter Global Net Revenues from the Hematologic Oncology Portfolio Were $1.673 Billion, an Increase of 8.0 Percent on a Reported Basis, or 7.3 Percent on an Operational Basis; Global Imbruvica Net Revenues Were $1.268 Billion, an Increase of 2.9 Percent, with U.S. Net Revenues of $999 Million and International Profit Sharing of $269 Million; Global Venclexta Net Revenues Were $405 Million

•First-Quarter Global Net Revenues from the Aesthetics Portfolio Were $1.141 Billion; Global Botox Cosmetic Net Revenues Were $477 Million

•First-Quarter Global Net Revenues from the Neuroscience Portfolio Were $1.248 Billion; Global Botox Therapeutic Net Revenues Were $532 Million; Global Vraylar Net Revenues Were $346 Million

•Raises 2021 GAAP Diluted EPS Guidance Range from $6.69 to $6.89 to $7.27 to $7.47; Raises 2021 Adjusted Diluted EPS Guidance Range from $12.32 to $12.52 to $12.37 to $12.57

NORTH CHICAGO, Ill., April 30, 2021 – AbbVie (NYSE:ABBV) announced financial results for the first quarter ended March 31, 2021.

"We are off to an excellent start to 2021, with strong performance across our core therapeutic areas and first quarter revenue and earnings results ahead of our expectations,” said Richard A. Gonzalez, chairman and chief executive officer, AbbVie. “Our new products are delivering impressive performance and we are on the cusp of potential commercial approvals for more than a dozen new products or indications over the next two years – including five expected approvals in 2021."
Note: "Operational" comparisons are presented at constant currency rates and reflect comparative local currency net revenues at the prior year's foreign exchange rates.

First-Quarter Results

•Worldwide GAAP net revenues were $13.010 billion, an increase of 51.0 percent on a reported basis. Worldwide adjusted net revenues of $12.935 billion increased 5.2 percent on a comparable operational basis.

•Global net revenues from the immunology portfolio were $5.744 billion, an increase of 12.9 percent on a reported basis, or 11.8 percent on an operational basis.
◦Global Humira net revenues of $4.867 billion increased 3.5 percent on a reported basis, or 2.6 percent on an operational basis. U.S. Humira net revenues were $3.907 billion, an increase of 6.9 percent. Internationally, Humira net revenues were $960 million, a decrease of 8.3 percent on a reported basis, or 12.6 percent on an operational basis, due to biosimilar competition.
◦Global Skyrizi net revenues were $574 million.
◦Global Rinvoq net revenues were $303 million.

•Global net revenues from the hematologic oncology portfolio were $1.673 billion, an increase of 8.0 percent on a reported basis, or 7.3 percent on an operational basis.
◦Global Imbruvica net revenues were $1.268 billion, an increase of 2.9 percent, with U.S. net revenues of $999 million and international profit sharing of $269 million.
◦Global Venclexta net revenues were $405 million, an increase of 27.9 percent on a reported basis, or 24.5 percent on an operational basis.

•Global net revenues from the aesthetics portfolio were $1.141 billion, an increase of 34.9 percent on a comparable operational basis.
◦Global Botox Cosmetic net revenues were $477 million, an increase of 44.7 percent on a comparable operational basis.

•Global net revenues from the neuroscience portfolio were $1.248 billion, an increase of over 100.0 percent on a reported basis, or 10.9 percent on a comparable operational basis.
◦Global Botox Therapeutic net revenues were $532 million, an increase of 7.0 percent on a comparable operational basis.
◦Global Vraylar net revenues were $346 million, an increase of 21.2 percent on a comparable operational basis.
◦Global Ubrelvy net revenues were $81 million.

•On a GAAP basis, the gross margin ratio in the first quarter was 67.6 percent. The adjusted gross margin ratio was 83.9 percent.

•On a GAAP basis, selling, general and administrative expense was 21.8 percent of net revenues. The adjusted SG&A expense was 21.2 percent of net revenues.

•On a GAAP basis, research and development expense was 13.7 percent of net revenues. The adjusted R&D expense was 11.6 percent of net revenues, reflecting funding actions supporting all stages of our pipeline.

•On a GAAP basis, the operating margin in the first quarter was 31.5 percent. The adjusted operating margin was 51.0 percent.

•On a GAAP basis, net interest expense was $622 million.

•On a GAAP basis, the tax rate in the quarter was 8.1 percent. The adjusted tax rate was 12.3 percent.

•Diluted EPS in the first quarter was $1.99 on a GAAP basis. Adjusted diluted EPS, excluding specified items, was $2.95.

Note: "Comparable Operational" comparisons include full-quarter current year and prior year results for Allergan, which was acquired on May 8, 2020, as if the acquisition closed on January 1, 2019, and are presented at constant currency rates and reflect comparative local currency net revenues at the prior year’s foreign exchange rates. Refer to the Key Product Revenues schedules for further details. "Operational" comparisons are presented at constant currency rates and reflect comparative local currency net revenues at the prior year's foreign exchange rates.	2

Recent Events

•AbbVie announced that it submitted applications to the U.S. Food and Drug Administration (FDA) and European Medicines Agency (EMA) seeking approval for Skyrizi (risankizumab, 150 mg) for the treatment of adults with active psoriatic arthritis (PsA). The applications are supported by two Phase 3 studies in which Skyrizi demonstrated improved skin and joint symptoms and physical function, with a greater proportion of patients achieving minimal disease activity versus placebo. The safety profile of Skyrizi in these studies was generally consistent with the safety profile of Skyrizi in plaque psoriasis, with no new safety risks observed. Skyrizi is part of a collaboration between Boehringer Ingelheim and AbbVie, with AbbVie leading development and commercialization globally.

•AbbVie announced positive results from the Phase 3 induction study, U-ACCOMPLISH, which showed Rinvoq (upadacitinib, 45 mg, once daily) met the primary endpoint of clinical remission (per Adapted Mayo Score) at week 8 in adult patients with moderate to severe ulcerative colitis (UC). Additionally, all ranked secondary endpoints, including clinical, endoscopic and histologic outcomes, were met. U-ACCOMPLISH is the second of two Phase 3 induction studies to evaluate the safety and efficacy of Rinvoq in adults with moderate to severe UC and the results were consistent with findings from the first Phase 3 induction study, U-ACHIEVE. Safety results were also consistent with the previous Phase 3 induction study and the known profile of Rinvoq, with no new safety risks observed. Full results from the study will be presented at a future medical meeting and submitted for publication in a peer-reviewed journal. Results from the Phase 3 maintenance study and regulatory submissions are expected in 2H 2021.

•AbbVie announced that the FDA extended the review period for the supplemental New Drug Applications (sNDA) for Rinvoq in the treatment of adult patients with active PsA as well as in the treatment of adults and adolescents with moderate to severe atopic dermatitis (AD). AbbVie received information requests from the FDA for an updated assessment of the benefit-risk profile for Rinvoq in both indications. AbbVie responded to the requests and the FDA will require additional time for a full review of the submissions. The updated Prescription Drug User Fee Act (PDUFA) action dates have been extended three months to late 2Q 2021 for PsA and early 3Q 2021 for AD.

•AbbVie announced that the Committee for Medicinal Products for Human Use (CHMP) of the EMA adopted a positive opinion for Venclyxto (venetoclax) in combination with hypomethylating agents for the treatment of adult patients with newly-diagnosed acute myeloid leukemia (AML) who are ineligible for intensive chemotherapy. The positive CHMP opinion is based on data from the VIALE-A and M14-358 trials and represents the third positive CHMP opinion for an extension of indications for Venclyxto. If approved by the European Commission (EC), Venclyxto in combination with hypomethylating agents would be a new regimen for patients with AML. The EC is expected to deliver its final decision on Venclyxto combination therapy for use in AML in 2Q 2021. Venetoclax is being developed by AbbVie and Roche and is jointly commercialized by AbbVie and Genentech, a member of the Roche Group, in the U.S. and by AbbVie outside of the U.S.

•AbbVie announced the FDA accepted its New Drug Application (NDA) for atogepant, an investigational orally administered calcitonin gene-related peptide (CGRP) receptor antagonist (gepant), for the preventive treatment of migraine in adults who meet criteria for episodic migraine. The NDA is supported by data from a clinical program evaluating the efficacy, safety and tolerability of orally administered atogepant in nearly 2,500 patients who experience 4-14 migraine days per month, including data from the pivotal Phase 3 ADVANCE study in which all active treatment arms of atogepant met their primary endpoint and the 30 and 60 mg doses met all six secondary endpoints with statistical significance. If approved, atogepant will be the first and only oral CGRP receptor antagonist specifically developed for the preventive treatment of migraine. AbbVie anticipates a regulatory decision in late 3Q 2021.

Recent Events (continued)

•At the 2021 American Academy of Neurology (AAN) Annual Meeting, AbbVie presented data across its neuroscience portfolio. A total of 33 abstracts, including 4 oral presentations, were shared from a broad range of studies across the spectrum of migraine, advanced Parkinson’s disease (PD) and spasticity. Researchers presented migraine related data from the Phase 3 ADVANCE trial results on the safety and efficacy of atogepant in the preventive treatment of migraine, real-world data on the role of Botox (onabotulinumtoxinA) in combination with CGRP monoclonal antibodies (mAbs) for chronic migraine prevention, as well as data evaluating the efficacy and safety of Botox and Ubrelvy (ubrogepant). In addition, investigators presented the study design of the Phase 3 study assessing the efficacy and safety of the investigational treatment ABBV-951 (foslevodopa/foscarbidopa), a levodopa/carbidopa prodrug administered as a 24-hour continuous subcutaneous infusion, in people with advanced PD.

•AbbVie announced that it submitted a NDA to the FDA for investigational AGN-190584 (pilocarpine 1.25%) ophthalmic solution for the treatment of presbyopia. Presbyopia is a common, progressive condition that reduces the aging eye's ability to focus on near objects and affects nearly half of the adult U.S. population. The application is primarily based on data from two pivotal Phase 3 studies involving 750 patients. In both studies AGN-190584 met the primary endpoint reaching statistical significance in improvement in near vision without a loss of distance vision. If approved, AGN-190584 is expected to be the first eye drop to treat presbyopia and the FDA is expected to act on the NDA by the end of 2021.

•AbbVie announced the launch of Refresh Digital lubricant eye drops, a new lubricant eye drop formulated to specifically relieve dryness and irritation that may occur from prolonged screen time. Refresh Digital features proprietary HydroCell technology that supports all three layers of the tear film to keep eyes hydrated.

•Allergan Aesthetics announced the launch of SkinMedica Neck Correct Cream, the first product from the professional-grade skincare line formulated to address the specific biology of the skin on the neck and décolleté area. SkinMedica Neck Correct Cream was designed to prevent the early signs as well as treat the visible appearance of moderate to severe neck aging. It is clinically proven to firm and tighten the look of crepey skin, prevent and reduce the look of sagging, smooth deep lines and wrinkles and enhance skin tone evenness.

•AbbVie and Caribou Biosciences, Inc., a leading clinical-stage CRISPR genome editing biotechnology company, announced that they have entered into a collaboration and license agreement for the research and development of chimeric antigen receptor (CAR)-T cell therapeutics. Under the multi-year agreement, AbbVie will utilize Caribou's next-generation Cas12a CRISPR hybrid RNA-DNA genome editing and cell therapy technologies to research and develop two new CAR-T cell therapies directed to targets specified by AbbVie.

Full-Year 2021 Outlook
AbbVie is raising its GAAP diluted EPS guidance for the full-year 2021 from $6.69 to $6.89 to $7.27 to $7.47. AbbVie is raising its adjusted diluted EPS for the full-year 2021 from $12.32 to $12.52 to $12.37 to $12.57. The company's 2021 adjusted diluted EPS guidance excludes $5.10 per share of intangible asset amortization expense, non-cash charges for contingent consideration adjustments and other specified items.

About AbbVie

AbbVie's mission is to discover and deliver innovative medicines that solve serious health issues today and address the medical challenges of tomorrow. We strive to have a remarkable impact on people's lives across several key therapeutic areas: immunology, oncology, neuroscience, eye care, virology, women's health and gastroenterology, in addition to products and services across its Allergan Aesthetics portfolio. For more information about AbbVie, please visit us at www.abbvie.com. Follow @abbvie on Twitter, Facebook or LinkedIn.

Conference Call

AbbVie will host an investor conference call today at 8:00 a.m. Central time to discuss our first-quarter performance. The call will be webcast through AbbVie’s Investor Relations website at investors.abbvie.com. An archived edition of the call will be available after 11:00 a.m. Central time.

Non-GAAP Financial Results

Financial results for 2021 and 2020 are presented on both a reported and a non-GAAP basis. Reported results were prepared in accordance with GAAP and include all revenue and expenses recognized during the period. Non-GAAP results adjust for certain non-cash items and for factors that are unusual or unpredictable, and exclude those costs, expenses, and other specified items presented in the reconciliation tables later in this release. AbbVie’s management believes non-GAAP financial measures provide useful information to investors regarding AbbVie’s results of operations and assist management, analysts, and investors in evaluating the performance of the business. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP. The company’s 2021 financial guidance is also being provided on both a reported and a non-GAAP basis.

Forward-Looking Statements

Some statements in this news release are, or may be considered, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "anticipate," "project" and similar expressions, among others, generally identify forward-looking statements. AbbVie cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the failure to realize the expected benefits of AbbVie’s acquisition of Allergan or to promptly and effectively integrate Allergan’s business, challenges to intellectual property, competition from other products, difficulties inherent in the research and development process, adverse litigation or government action, and changes to laws and regulations applicable to our industry. Additional information about the economic, competitive, governmental, technological and other factors that may affect AbbVie's operations is set forth in Item 1A, "Risk Factors," of AbbVie's 2020 Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission, as updated by its Quarterly Reports on Form 10-Q and in other documents that AbbVie subsequently files with the Securities and Exchange Commission that update, supplement or supersede such information. AbbVie undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Media:	Investors:
Gentry Lassiter	Liz Shea
(224) 219-6670	(847) 935-2211

Todd Bosse
(847) 936-1182

Jeffrey Byrne
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AbbVie Inc.
Key Product Revenues
Quarter Ended March 31, 2021
(Unaudited)

				% Change vs. 1Q20
	Net Revenues (in millions)			Reported			Comparable Operational [a,b]
	U.S.	Int’l.	Total	U.S.	Int'l.	Total	U.S.	Int'l	Total
ADJUSTED NET REVENUES[c]	$9,675	$3,260	$12,935	57.1%	32.5%	50.1%	7.3%	(0.7)%	5.2%

Immunology	4,633	1,111	5,744	15.7	2.3	12.9	15.7	(2.8)	11.8
Humira	3,907	960	4,867	6.9	(8.3)	3.5	6.9	(12.6)	2.6
Skyrizi	481	93	574	80.6	>100.0	91.1	80.6	>100.0	88.9
Rinvoq	245	58	303	>100.0	>100.0	>100.0	>100.0	>100.0	>100.0

Hematologic Oncology	1,224	449	1,673	4.8	17.7	8.0	4.8	14.9	7.3
Imbruvica[d]	999	269	1,268	3.3	1.4	2.9	3.3	1.4	2.9
Venclexta	225	180	405	12.2	54.9	27.9	12.2	45.6	24.5

Aesthetics	728	413	1,141	n/m	n/m	n/m	23.8	61.2	34.9
Botox Cosmetic*	305	172	477	n/m	n/m	n/m	43.1	47.7	44.7
Juvederm Collection*	123	198	321	n/m	n/m	n/m	14.9	69.6	43.0
Other Aesthetics*	300	43	343	n/m	n/m	n/m	12.1	87.4	17.8

Neuroscience	1,037	211	1,248	>100.0	>100.0	>100.0	12.9	1.5	10.9
Botox Therapeutic*	429	103	532	n/m	n/m	n/m	6.7	8.0	7.0
Vraylar*	346	—	346	n/m	n/a	n/m	21.2	n/a	21.2
Duodopa	25	104	129	0.8	4.7	3.9	0.8	(4.5)	(3.4)
Ubrelvy*	81	—	81	n/m	n/a	n/m	>100.0	n/a	>100.0
Other Neuroscience*	156	4	160	n/m	n/m	n/m	(19.5)	2.0	(19.1)

Eye Care	530	287	817	n/m	n/m	n/m	(12.7)	(1.8)	(9.2)
Lumigan/Ganfort*	66	77	143	n/m	n/m	n/m	(18.4)	(9.7)	(14.1)
Alphagan/Combigan*	80	38	118	n/m	n/m	n/m	(13.5)	4.1	(8.5)
Restasis*	267	13	280	n/m	n/m	n/m	(14.9)	19.3	(13.8)
Other Eye Care*	117	159	276	n/m	n/m	n/m	(2.4)	(0.4)	(1.3)

Women's Health	177	3	180	>100.0	>100.0	>100.0	(19.6)	(61.0)	(21.2)
Lo Loestrin*	102	2	104	n/m	n/m	n/m	(11.2)	(8.1)	(11.1)
Orilissa/Oriahnn	29	1	30	(5.0)	58.8	(3.3)	(5.0)	52.8	(3.5)
Other Women's Health*	46	—	46	n/m	n/m	n/m	(38.1)	(100.0)	(42.8)

Other Key Products	1,021	294	1,315	12.4	(19.1)	3.4	(7.3)	(25.1)	(11.7)
Mavyret	170	245	415	(26.9)	(24.8)	(25.7)	(26.9)	(29.5)	(28.4)
Creon	274	—	274	(0.9)	n/a	(0.9)	(0.9)	n/a	(0.9)
Lupron	171	42	213	(12.1)	10.8	(8.3)	(12.1)	9.0	(8.6)
Linzess/Constella*	215	7	222	n/m	n/m	n/m	11.7	(6.6)	11.1
Synthroid	191	—	191	(6.8)	n/a	(6.8)	(6.8)	n/a	(6.8)
a "Comparable Operational" comparisons include full-quarter current year and prior year results for Allergan products, as if the acquisition closed on January 1, 2019, and are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates.
b All historically reported Allergan revenues have been recast to conform to AbbVie's revenue recognition accounting policies and reporting conventions for certain rebates and discounts. Historically reported Allergan revenues also exclude Zenpep and Viokace product revenues, which were both divested as part of the acquisition, as well as specified items.
c Adjusted net revenues exclude specified items. Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details. Percentage change is calculated using adjusted net revenues.
d Reflects profit sharing for Imbruvica international revenues.
* Represents product(s) acquired as part of the Allergan acquisition.
n/a = not applicable
n/m = not meaningful

AbbVie Inc.
Consolidated Statements of Earnings
Quarter Ended March 31, 2021 and 2020
(Unaudited) (In millions, except per share data)

	First Quarter Ended March 31
	2021	2020
Net revenues	$13,010	$8,619
Cost of products sold	4,213	1,942
Selling, general and administrative	2,842	1,695
Research and development	1,782	1,379
Acquired in-process research and development	70	—
Total operating costs and expenses	8,907	5,016

Operating earnings	4,103	3,603

Interest expense, net	622	428
Net foreign exchange loss	9	5
Other expense (income), net	(395)	72
Earnings before income tax expense	3,867	3,098
Income tax expense	312	88
Net earnings	3,555	3,010
Net earnings attributable to noncontrolling interest	2	—
Net earnings attributable to AbbVie Inc.	$3,553	$3,010

Diluted earnings per share attributable to AbbVie Inc.	$1.99	$2.02

Adjusted diluted earnings per share[a]	$2.95	$2.42

Weighted-average diluted shares outstanding	1,775	1,484

a     Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details.

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Quarter Ended March 31, 2021
(Unaudited) (In millions, except per share data)
 1.     Specified items impacted results as follows:

	1Q21
	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$3,867	$3,553	$1.99
Adjusted for specified items:
Intangible asset amortization	2,009	1,682	0.94
Milestones and other R&D expenses	210	180	0.10
Acquisition and integration costs	224	155	0.09
Acquired IPR&D	70	62	0.03
Change in fair value of contingent consideration	(343)	(343)	(0.19)
Other	(29)	(21)	(0.01)
As adjusted (non-GAAP)	$6,008	$5,268	$2.95
a     Represents net earnings attributable to AbbVie Inc.
Milestones and other R&D expenses include milestone payments for previously announced collaborations and the purchase of an FDA priority review voucher from a third party. Acquisition and integration costs reflect integration costs as well as amortization of the acquisition date fair value step-up for inventory related to the Allergan acquisition. Acquired IPR&D primarily reflects upfront payments related to R&D collaborations and licensing arrangements with third parties. Other primarily includes milestone revenue under an existing collaboration agreement, restructuring charges associated with streamlining global operations and COVID-19 related expenses.
2. The impact of the specified items by line item was as follows:

	1Q21
	Net revenues	Cost of products sold	SG&A	R&D	Acquired IPR&D	Other expense (income), net
As reported (GAAP)	$13,010	$4,213	$2,842	$1,782	$70	$(395)
Adjusted for specified items:
Intangible asset amortization	—	(2,009)	—	—	—	—
Milestones and other R&D expenses	—	—	—	(210)	—	—
Acquisition and integration costs	—	(99)	(76)	(49)	—	—
Acquired IPR&D	—	—	—	—	(70)	—
Change in fair value of contingent consideration	—	—	—	—	—	343
Other	(75)	(20)	(23)	(18)	—	15
As adjusted (non-GAAP)	$12,935	$2,085	$2,743	$1,505	$—	$(37)
3. The adjusted tax rate for the first quarter of 2021 was 12.3 percent, as detailed below:

	1Q21
	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$3,867	$312	8.1%
Specified items	2,141	426	19.9%
As adjusted (non-GAAP)	$6,008	$738	12.3%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Quarter Ended March 31, 2020
(Unaudited) (In millions, except per share data)

1.     Specified items impacted results as follows:

	1Q20
	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$3,098	$3,010	$2.02
Adjusted for specified items:
Intangible asset amortization	444	371	0.24
Acquisition related costs	188	158	0.11
Milestones and other R&D expenses	135	115	0.08
Change in fair value of contingent consideration	72	72	0.05
Other	66	(113)	(0.08)
As adjusted (non-GAAP)	$4,003	$3,613	$2.42
a     Represents net earnings attributable to AbbVie Inc.
Acquisition related costs reflect transaction and financing costs related to the Allergan acquisition. Milestones and other R&D expenses include milestone payments for previously announced collaborations and the purchase of an FDA priority review voucher from a third party. Other primarily includes the impacts of tax law changes, charitable contributions to support COVID-19 relief efforts and restructuring charges associated with streamlining global operations.
2. The impact of the specified items by line item was as follows:

	1Q20
	Cost of products sold	SG&A	R&D	Interest expense, net	Other expense (income), net
As reported (GAAP)	$1,942	$1,695	$1,379	$428	$72
Adjusted for specified items:
Intangible asset amortization	(444)	—	—	—	—
Acquisition related costs	—	(44)	—	(144)	—
Milestones and other R&D expenses	—	—	(135)	—	—
Change in fair value of contingent consideration	—	—	—	—	(72)
Other	(4)	(52)	(10)	—	—
As adjusted (non-GAAP)	$1,494	$1,599	$1,234	$284	$—
3. The adjusted tax rate for the first quarter of 2020 was 9.7 percent, as detailed below:

	1Q20
	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$3,098	$88	2.8%
Specified items	905	302	33.4%
As adjusted (non-GAAP)	$4,003	$390	9.7%